EXHIBIT 5.1







                                January 23, 1998

          CyberMedia, Inc.
          3000 Ocean Park Blvd., Suite 2001
          Santa Monica, CA 90405

                   Re:  Registration Statement on Form S-8

          Ladies and Gentlemen:

                   We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 26, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock (the "Shares") reserved for issuance under the Amended 1993 Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

                   It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

                   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Sincerely,

                                              WILSON SONSINI GOODRICH & ROSATI
                                                      Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati